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                         Consent of Independent Auditors

     We consent to the reference to our firm under the captions "Experts" and "Selected Consolidated Financial Data" and to the use of our report dated January 27, 1998 in the Registration Statement (Form S-4) and related Prospectus of United Stationers Supply Co. dated June 12, 1998 for the registration of 8-3/8% Senior Subordinated Notes due 2008.

     We also consent to the incorporation by reference therein of our report dated January 27, 1998 with respect to the consolidated financial statements of United Stationers Inc. included in United Stationers Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1997 filed with the Securities and Exchange Commission.

                                       /s/ Ernst & Young LLP



Chicago, Illinois
June 11, 1998